June 2008
Amendment No. 1 dated June 10, 2008 to Preliminary Terms No. 688
Registration Statement No. 333-131266
Dated June 5, 2008
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
Buffered PLUS based on the iShares® MSCI Brazil Index Fund due June   , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Buffered PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies while providing some protection against negative performance of the assets.  Once the assets have decreased in value below a specified buffer amount, the investor is exposed to the negative performance, subject to a minimum payment at maturity.  At maturity, (a) if the assets have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying assets, subject to a maximum payment at maturity, and (b) if the assets have depreciated in value, and (i) if the closing value of the assets have not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par or (ii) if the closing value of the assets have declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to a minimum payment at maturity.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	June , 2011
Underlying shares:	Shares of the iShares® MSCI Brazil Index Fund
Aggregate principal amount:	$
Payment at maturity per Buffered PLUS:	▪ If the final share price is greater than the initial share price: $1,000 + leveraged upside payment, subject to the maximum payment at maturity
▪ If the final share price is less than or equal to the initial share price but has decreased by an amount less than or equal to the buffer amount of 10% from the initial share price: $1,000
▪ If the final share price is less than the initial share price and has decreased by an amount greater than the buffer amount of 1,000% from the initial share price:
($1,000 x share performance factor) + $100
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $100 per Buffered PLUS at maturity.
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Leveraged upside payment:	$1,000 x leverage factor x share percent increase
Initial share price:	The closing price of one share of the underlying shares on the pricing date
Final share price:	The closing price of one share of the underlying shares on the valuation date times the adjustment factor
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares.
Valuation date:	June , 2011, subject to postponement for certain market disruption events
Leverage factor:	200%
Buffer amount:	10%
Maximum payment at maturity:	$1,560 to $1,600 (156% to 160% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$100 per Buffered PLUS (10% of the stated principal amount of the Buffered PLUS)
Interest:	None
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS
Pricing date:	June , 2008
Original issue date:	June , 2008
CUSIP:	617480546
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered PLUS	$1,000	$	$
Total	$	$	$
(1)  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1007001

Buffered PLUS based on the iShares® MSCI Brazil Index Fund due June , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Investment Overview

Buffered Performance Leveraged Upside Securities
The iShares® MSCI Brazil Index Fund Buffered PLUS (the “Buffered PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of price performance of shares of the underlying shares

▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario

▪	To achieve similar levels of exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪	To obtain a buffer against a specified level of negative performance in the underlying shares and protect a specified portion of the invested principal against negative performance

Maturity:	3 years

Leverage Factor:	200%

Maximum Payment at Maturity:	$1,560 to $1,600 (156% to 160% of the stated principal amount)

Minimum Payment at Maturity:	$100 (10% of the stated principal amount)

Coupon:	None

iShares® MSCI Brazil Index Fund Overview

The iShares® MSCI Brazil Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil IndexSM.  The MSCI Brazil IndexSM is a stock index owned, calculated, and published by MSCI Inc., a majority-owned subsidiary of Morgan Stanley.  It is a free float adjusted, market capitalization index of securities listed on the Sao Paulo Stock Exchange (BOVESPA).  MSCI targets an 85% free float adjusted market representation level within each industry group in Brazil.

Information as of market close on June 3, 2008

Bloomberg Ticker Symbol:	EWZ

Current Share Price:	$95.60

52 Weeks Ago:	$60.65

52 Week High (on 5/20/2008):	$100.47

52 Week Low (on 8/16/2007):	$51.28

Shares of the iShares® MSCI Brazil Index Fund Daily Closing Prices January 1, 2003 to June 3, 2008

June 2008	Page 2

Buffered PLUS based on the iShares® MSCI Brazil Index Fund due June , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

The Buffered PLUS offer 200% leveraged upside on the positive performance, subject to a maximum payment at maturity of $1,560 to $1,600 per Buffered PLUS, and provide a buffer against a decline of 10% in the underlying shares, ensuring a minimum return of $100 at maturity.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying shares.
Payment Scenario 1
The underlying shares increase in price and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000 plus 200% of the share percent increase, subject to a maximum payment at maturity of $1,560 to $1,600 per Buffered PLUS (156% to 160% of the stated principal amount).

Payment Scenario 2	The underlying shares decline in price by no more than the buffer amount of 10% and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000.
Payment Scenario 3
The underlying shares decline in price by more than 10% and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease beyond the buffer amount of 10% of the initial share price.  (Example: if the underlying shares decrease in price by 30%, the Buffered PLUS will redeem for $800.)  The minimum payment at maturity is $100.

Summary of Selected Key Risks (see page 9)

▪	90% of the stated principal amount is at risk.

▪	No interest payments.

▪	Appreciation potential is limited by the maximum payment at maturity.

▪
The Buffered PLUS will not be listed on any exchange, secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪	The market price of the Buffered PLUS will be influenced by many unpredictable factors, including the trading price, volatility and dividend rate of the shares composing the MSCI Brazil Index.

▪	Investing in the Buffered PLUS is not equivalent to investing in the shares of the iShares® MSCI Brazil Index Fund or the stocks composing the MSCI Brazil Index.

▪	The underlying shares may not exactly track the MSCI Brazil Index.

▪	The underlying shares are subject to currency exchange rate risk.

▪	Adjustments to the underlying shares or the MSCI Brazil Index could adversely affect the value of the Buffered PLUS.

▪	Economic interests of the calculation agent may be potentially adverse to investors.

▪	The antidilution adjustments do not cover every event that could affect the shares of the iShares® MSCI Brazil Index Fund.

▪	There are risks associated with investments in securities with concentration in a single emerging markets country.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

▪	Credit risk to Morgan Stanley

June 2008	Page 3

Buffered PLUS based on the iShares® MSCI Brazil Index Fund due June , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, only guarantee a 10% return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing price of one underlying share on the valuation date.  Under no circumstances will the payment at maturity be less than $100 per Buffered PLUS.  The Buffered PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
June , 2008	June , 2008 (5 business days after the pricing date)	June , 2011, subject to postponement due to a market disruption event

Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the iShares® MSCI Brazil Index Fund
Issue price:	$1,000 per Buffered PLUS
Aggregate principal amount:	$
Stated principal amount:	$1,000 per Buffered PLUS
Denominations:	$1,000 per Buffered PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity per Buffered PLUS:	▪ If the final share price is greater than the initial share price: $1,000 + leveraged upside payment, subject to the maximum payment at maturity
▪ If the final share price is less than or equal to the initial share price but has decreased by an amount less than or equal to the buffer amount of 10% from the initial share price: $1,000
▪ If the final share price is less than the initial share price and has decreased by an amount greater than the buffer amount of 10% from the initial share price:
($1,000 x share performance factor) + $100
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $100 per Buffered PLUS at maturity.
Leverage factor:	200%
Buffer amount:	10%
Share percent increase:	(final share price – initial share price) / initial share price
Leveraged upside payment:	$1,000 x leverage factor x share percent increase
Initial share price:	The closing price of one underlying share on the pricing date.
Final share price:	The closing price of one underlying share on the valuation date as published under the Bloomberg ticker symbol “EWZ” or any successor symbol, times the adjustment factor.
Valuation date:	June , 2011, subject to adjustment for certain market disruption events
Share performance factor:	(final share price / initial share price)
Maximum payment at maturity:	$1,560 to $1,600 (156% to 160% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$100 per Buffered PLUS (10% of the stated principal amount of the Buffered PLUS)
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares.
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed until the second scheduled trading day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 9.

June 2008	Page 4

Buffered PLUS based on the iShares® MSCI Brazil Index Fund due June , 2011
Buffered Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617480546
Minimum ticketing size:	1 Buffered PLUS
Tax considerations:
Although the issuer believes that, under current law, each Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Assuming this characterization of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪  A U.S. Holder (as defined in the accompanying prospectus supplement) should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the Buffered PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Internal Revenue Code of 1986, as amended, any capital gain or loss recognized upon sale, exchange or settlement of a Buffered PLUS should be long-term capital gain or loss if the U.S. Holder has held the Buffered PLUS for more than one year at such time.

As discussed in the accompanying prospectus supplement under “United States Federal Taxation ─ Tax Consequences to U.S. Holders ─ Tax Treatment of the PLUS ─ Possible Application of Section 1260 of the Code,” although the matter is not clear, there is a substantial risk that an investment in the Buffered PLUS will be treated as a “constructive ownership transaction.”  If this treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the Buffered PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. investors should consult their tax advisers regarding the potential application of the “constructive ownership” rule.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (“IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders (as defined in the accompanying prospectus supplement) should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership regime and the issues presented by this notice.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Buffered PLUS and consult their tax advisers regarding the U.S. federal income tax consequences of investing in the Buffered PLUS as well as the notice described above and its potential implications for an investment in the Buffered PLUS.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

June 2008	Page 5

Buffered PLUS based on the iShares® MSCI Brazil Index Fund due June , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in the underlying shares and in futures and options contracts on the underlying shares.  Such purchase activity could potentially increase the price of the underlying shares, and therefore the price at which the underlying shares must close on the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the Buffered PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

ERISA:	See “ERISA” in the prospectus supplement for PLUS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Buffered PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

June 2008	Page 6

Buffered PLUS based on the iShares® MSCI Brazil Index Fund due June , 2011
Buffered Performance Leveraged Upside SecuritiesSM

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following hypothetical terms:

Stated principal amount:	$1,000

Leverage factor:	200%

Hypothetical maximum payment at maturity:	$1,580 (158% of the stated principal amount)

Buffered PLUS Payoff Diagram

How it works

▪
If the final share price is greater than the initial share price, then investors receive the $1,000 stated principal amount plus 200% of the appreciation of the underlying shares over the term of the Buffered PLUS, subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final share price of 129% of the initial share price.

▪	If the underlying shares appreciate 5%, the investor would receive a 10% return, or $1,100.

▪	If the underlying shares appreciate 30%, the investor would receive the hypothetical maximum payment at maturity of 158% of the stated principal amount, or $1,580.

▪
If the final share price is less than or equal to the initial share price but has declined by an amount less than or equal to the buffer amount of 10% of the initial share price, investors will receive $1,000.

▪
If the final share price has declined by an amount greater than the buffer amount of 10% of the initial share price, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease beyond the buffer amount.  The minimum payment at maturity is $100.

o	For example, if the underlying shares depreciate 30%, investors will lose 20% of their principal and receive only $800 at maturity, or 80% of the stated principal amount.

June 2008	Page 7

Buffered PLUS based on the iShares® MSCI Brazil Index Fund due June , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the closing price of the underlying shares on the valuation date, as determined as follows:

If the final share price is greater than the initial share price, a payment at maturity equal to:

$1,000    +    ($1,000 x leverage factor x share percent increase)

where,
share percent increase	=	final share price − initial share price
initial share price

subject to a maximum total return of 156% to 160% on the stated principal amount of $1,000 for each Buffered PLUS (equal to a total payment at maturity of $1,560 to $1,600).

If the final share price is less than or equal to the initial share price, but has declined by and amount that is less than or equal to the buffer amount of 10% of the initial share price

$1,000 stated principal amount

If the final share price is less than the initial share price and has declined by an amount greater than the buffer amount of 10% of the initial share price:

($1,000    x    share performance factor) + $100

where,
share performance factor	=	final share price
initial share price

Because in this case the share performance factor will be less than 0.90, the payment at maturity will be less than the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than $100 per Buffered PLUS.

June 2008	Page 8

Buffered PLUS based on the iShares® MSCI Brazil Index Fund due June , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-18 of the accompanying prospectus supplement for PLUS.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

Structure Specific Risk Factors

▪
Buffered PLUS do not pay interest or guarantee return of principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 10% of the stated principal amount of each Buffered PLUS.  If the final share price has declined by an amount greater than the buffer amount of 10% of the initial share price, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the closing price of the underlying shares below 90% of the initial share price.

▪
Appreciation potential is limited.  The appreciation potential of Buffered PLUS is limited by the maximum payment at maturity of $1,560 to $1,600, or 156% to 160% of the stated principal amount.  Although the leverage factor provides 200% exposure to any increase in the price of the underlying shares as of the valuation date, because the payment at maturity will be limited to 156% to 160% of the stated principal amount for the Buffered PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final share price exceeds 128% to 130% of the initial share price.

▪
Not equivalent to investing in the shares of the iShares® MSCI Brazil Index Fund.  Investing in the Buffered PLUS is not equivalent to investing in the shares of the iShares® MSCI Brazil Index Fund or the stocks composing the MSCI Brazil Index.  Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the iShares® MSCI Brazil Index Fund or the stocks composing the MSCI Brazil Index.

▪
The underlying shares and the MSCI Brazil Index are different.  The performance of the shares of the iShares® MSCI Brazil Index Fund may not exactly replicate the performance of the MSCI Brazil Index because the iShares® MSCI Brazil Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI Brazil Index.  It is also possible that the iShares® MSCI Brazil Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Brazil Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances.  In order to provide flexibility to comply with United States tax and other regulatory requirements as well as to respond to changes in the MSCI Brazil Index, Barclays Global Fund Advisors, which we refer to as BGFA, may invest  a portion of the iShares® MSCI Brazil Index Fund’s assets in securities other than those included in the MSCI Brazil Index.  The iShares® MSCI Brazil Index Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the MSCI Brazil Index and in managing cash flows.

▪
Market price of the Buffered PLUS may be influenced by many unpredictable factors.  Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the trading price and volatility of the shares of the iShares® MSCI Brazil Index Fund, dividend rate on the shares composing the MSCI Brazil Index, interest and yield rates in the market, currency exchange rates between the Brazilian real and the U.S. dollar, time remaining to maturity, geopolitical conditions and economic, financial, political, regulatory or judicial events and the creditworthiness of the issuer.

▪
Adjustments to the underlying shares or to the MSCI Brazil Index could adversely affect the value of the Buffered PLUS.  BGFA is the investment adviser to the iShares® MSCI Brazil Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil Index.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI Brazil Index.  MSCI can add, delete or substitute the stocks underlying the MSCI Brazil Index or make other methodological changes that could change the value of the MSCI Brazil Index.  Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks composing the iShares® MSCI EAFE Index Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Buffered PLUS.

June 2008	Page 9

Buffered PLUS based on the iShares® MSCI Brazil Index Fund due June , 2011
Buffered Performance Leveraged Upside SecuritiesSM

MSCI and MS & Co., the calculation agent, are each our subsidiaries.  Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI.  MS & Co. and MSCI are under no obligation to consider your interests as an investor in the Buffered PLUS and will not do so.  Any actions or judgments by MSCI or MS & Co. could adversely affect the share price and, consequently, the value of the Buffered PLUS.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Buffered PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The antidilution adjustments do not cover every event that could affect the shares of the iShares® MSCI Brazil Index Fund.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the shares of the iShares® MSCI Brazil Index Fund.  However, the calculation agent will not make an adjustment for every event that could affect the shares of the iShares® MSCI Brazil Index Fund.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Buffered PLUS may be materially and adversely affected.

▪
There are risks associated with investments in securities linked to the value of emerging markets equity securities.  The stocks included in the MSCI Brazil Markets Index and that are generally tracked by the underlying shares have been issued by Brazilian companies.  Investments in securities linked to the value of equity securities issued in Brazil involve risks associated with the securities markets in Brazil, including risks of volatility in Brazilian markets, intervention in Brazilian markets by the government of Brazil and cross-shareholdings in Brazilian companies.  Also, there is generally less publicly available information about Brazilian companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and Brazilian companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities in Brazilian markets may be affected by political, economic, financial and social factors in Brazil, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Moreover, the Brazilian economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

In 1999 Brazil experienced a currency crisis and a significant devaluation of its currency.  If Brazil were to experience another such significant devaluation, it would have a significant negative impact on the Brazilian equities markets which are generally tracked by the MSCI Brazil Index and the underlying shares.  We cannot assure you that a currency crisis or significant devaluation will not happen in the future to the Brazilian real, which would have significant negative effects on the value of the Buffered PLUS.  See “––The price of the shares of the iShares MSCI Brazil Index Fund are subject to currency exchange risk” below.

▪
The price of the shares of the iShares MSCI Brazil Index Fund are subject to currency exchange risk.  Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the iShares MSCI Brazil Index Fund, holders of the Buffered PLUS will be exposed to currency exchange rate risk with respect to the Brazilian real.  If the Brazilian real would weaken relative to the U.S. dollar, the price of the underlying shares will be adversely affected and the payment at maturity on the Buffered PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments; and

o	the extent of governmental surpluses or deficits in Brazil and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Brazil and the United States and other countries important to international trade and finance.

June 2008	Page 10

Buffered PLUS based on the iShares® MSCI Brazil Index Fund due June , 2011
Buffered Performance Leveraged Upside SecuritiesSM

As noted above, the currency of Brazil in 1999 suffered a currency crisis and significant devaluation.  We cannot assure you that a currency crisis or significant devaluation will not happen in the future to the Brazilian real, which would have significant negative effects on the value of the Buffered PLUS.

▪
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the Buffered PLUS.  If the IRS were successful in asserting an alternative characterization or treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, as discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  Under another characterization, U.S. Holders could be required to accrue original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in this document and the accompanying prospectus supplement.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership regime and the issues presented by this notice.

Other Risk Factors

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The Buffered PLUS will not be listed.  The Buffered PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered PLUS.  MS & Co. currently intends to act as a market maker for the Buffered PLUS but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the Buffered PLUS.

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Potential adverse economic interest of the calculation agent and other of our affiliates.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and prior to maturity could adversely affect the price of the shares of the iShares® MSCI Brazil Index Fund and, as a result, could decrease the amount investors may receive on the Buffered PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, therefore, could increase the price at which the shares of the iShares® MSCI Brazil Index Fund must close before investors receive a payment at maturity that exceeds the issue price of the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could potentially affect the closing price of the shares of the iShares® MSCI Brazil Index Fund on the valuation date and, accordingly, the amount of cash investors will receive at maturity.

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Issuer’s credit ratings may affect the market value of the Buffered PLUS.  Investors are subject to the credit risk of the issuer.  Any decline in the issuer’s credit ratings may affect the market value of the Buffered PLUS.

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Buffered PLUS based on the iShares® MSCI Brazil Index Fund due June , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Information about the Underlying Shares

The iShares® MSCI Brazil Index Fund. The iShares® MSCI Brazil Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company.  iShares consists of numerous separate investment portfolios, including the iShares® MSCI Brazil Index Fund.   This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil Index.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the Buffered PLUS offered hereby and do not relate to the underlying shares.  We have derived all disclosures contained in these preliminary terms regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Buffered PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the Buffered PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the Buffered PLUS and therefore the trading prices of the Buffered PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Buffered PLUS under the securities laws.  As a prospective purchaser of the Buffered PLUS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

The MSCI Brazil Index. The MSCI Brazil Index is calculated and disseminated by MSCI Inc., and is designed to provide an effective representation of the equities market of Brazil.  See “Annex A—The MSCI Brazil Index” in these preliminary terms.

June 2008	Page 12

Buffered PLUS based on the iShares® MSCI Brazil Index Fund due June , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Historical Information
The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices of the shares of the iShares® MSCI Brazil Index Fund for each quarter in the period from January 1, 2003 through June 3, 2008.  The closing price of the shares of the iShares® MSCI Brazil Index Fund on June 3, 2008 was $95.60.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical closing prices of the shares of the iShares® MSCI Brazil Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the price of the shares of the iShares® MSCI Brazil Index Fund on the valuation date.
iShares® MSCI Brazil Index Fund (CUSIP 464286400)	High	Low	Period End
2003
First Quarter	9.00	7.17	8.35
Second Quarter	11.19	8.65	10.61
Third Quarter	13.23	10.19	12.69
Fourth Quarter	17.09	13.05	17.00
2004
First Quarter	18.73	15.59	16.80
Second Quarter	17.34	12.49	14.71
Third Quarter	18.57	14.67	18.54
Fourth Quarter	22.24	18.30	22.24
2005
First Quarter	25.54	19.80	22.78
Second Quarter	25.02	21.17	24.82
Third Quarter	33.45	23.65	33.32
Fourth Quarter	36.02	29.02	33.37
2006
First Quarter	43.14	34.83	39.95
Second Quarter	46.98	31.92	39.12
Third Quarter	40.88	36.11	38.47
Fourth Quarter	46.85	38.09	46.85
2007
First Quarter	49.32	42.70	49.22
Second Quarter	62.92	49.58	61.42
Third Quarter	74.58	51.28	73.55
Fourth Quarter	86.15	72.50	80.70
2008
First Quarter	88.23	69.26	77.03
Second Quarter (through June 3, 2008)	100.47	79.88	95.60

Shares of the iShares MSCI Brazil Index Fund Daily Closing Prices January 1, 2003 to June 3, 2008

June 2008	Page 13

Buffered PLUS based on the iShares® MSCI Brazil Index Fund due June , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Currency Exchange Information

The following table sets forth the high, low and period-ending U.S. dollar/Brazilian real exchange rates for each quarter from January 1, 2003 through June 3, 2008.  The associated graph sets forth the currency’s currency performance relative to the U.S. dollar for such period.  We obtained the exchange rates listed below from Bloomberg Financial Markets and we believe such information to be accurate.  The historical exchange rates for the Brazilian real should not be taken as an indication of future performance.

Brazilian real (BRL/USD)	High	Low	Period End
2003
First Quarter	3.6650	3.2610	3.3525
Second Quarter	3.3135	2.8385	2.8440
Third Quarter	3.0675	2.8155	2.9000
Fourth Quarter	2.9475	2.8310	2.8915
2004
First Quarter	2.9645	2.7820	2.8953
Second Quarter	3.2118	2.8755	3.0850
Third Quarter	3.0782	2.8505	2.8608
Fourth Quarter	2.8800	2.6530	2.6560
2005
First Quarter	2.7640	2.5665	2.6790
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.2000	2.1310	2.1355
2007
First Quarter	2.1520	2.0395	2.0590
Second Quarter	2.0475	1.9025	1.9291
Third Quarter	2.0562	1.8330	1.8330
Fourth Quarter	1.8484	1.7355	1.7790
2008
First Quarter	1.8335	1.6625	1.7597
Second Quarter (through June 3, 2008)	1.7399	1.6252	1.6328

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Buffered PLUS based on the iShares® MSCI Brazil Index Fund due June , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Brazilian real January 1, 2003 to June 3, 2008 (expressed as BRL per USD)

The exchange rates between the Brazilian real and the U.S. dollar are at any moment a result of the supply and demand for the two currencies, and changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political developments in other countries.  Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Brazil and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Brazil, the United States and other jurisdictions important to international trade and finance.

June 2008	Page 15

Buffered PLUS based on the iShares® MSCI Brazil Index Fund due June , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Annex A

The MSCI Brazil IndexSM

The MSCI Brazil IndexSM is a stock index owned, calculated, and published by MSCI, a majority-owned subsidiary of Morgan Stanley.  See “—Affiliation of MSCI, MS & Co. and Morgan Stanley” below.

Morgan Stanley obtained all information contained in these preliminary terms regarding the MSCI Brazil Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  That information reflects the policies of, and is subject to change by, MSCI.  Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI Brazil Index.

The MSCI Brazil Index is a free float adjusted market capitalization index of securities listed on the Sao Paulo Stock Exchange. MSCI targets an 85% free float adjusted market representation level within each industry group in Brazil.

Selection Criteria

The security selection process within each industry group is based on analysis of the following:  i) Each company’s business activities and the diversification that its securities would bring to the index.  ii) All other things being equal, MSCI targets for inclusion the most sizable securities in an industry group. Securities that do not meet the minimum size guidelines are not considered for inclusion.  iii) MSCI targets for inclusion the most liquid securities in an industry group.  MSCI does not define absolute minimum or maximum liquidity levels for stock inclusion or exclusion from the MSCI Brazil Index but considers each stock’s relative standing within Brazil and between cycles.  Only securities of companies with an estimated overall or security free float greater than 15% are generally considered for inclusion in the MSCI Brazil Index.

Index Calculation

The MSCI Brazil Index is computed generally by multiplying the previous day’s index level by the free float adjusted market capitalization level of each share in the MSCI Brazil Index on the prior day divided by the free float market capitalization level of each share in the MSCI Index on the current day. The numerator is adjusted market capitalization, but the denominator is unadjusted, meaning that the price adjustment factor is applied to the numerator, but not the denominator.

Maintenance of the MSCI Brazil Index

There are three broad categories of MSCI Brazil Index maintenance: an annual full country index review that reassesses the various dimensions of the equity universe in Brazil; quarterly index reviews, aimed at promptly reflecting other significant market events; and ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index rapidly as they occur.

Affiliation of MSCI, MS & Co. and Morgan Stanley

Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley.  MSCI is responsible for the MSCI Brazil Index and the guidelines and policies governing its composition and calculation.  Although judgments, policies and determinations concerning the MSCI Brazil Index are made solely by MSCI, Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI.  MSCI® is a registered trademark and service mark of MSCI.

BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE BUFFERED PLUS, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE MSCI BRAZIL INDEX.  THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT SECURITIES COMPRISING THE MSCI BRAZIL INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI BRAZIL INDEX.  FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI BRAZIL INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT SECURITIES, COULD ALSO AFFECT THE VALUE OF THE MSCI BRAZIL INDEX.  IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND

June 2008	Page 16

Buffered PLUS based on the iShares® MSCI Brazil Index Fund due June , 2011
Buffered Performance Leveraged Upside SecuritiesSM

CALCULATION OR DISSEMINATION OF THE MSCI BRAZIL INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE RETURN ON YOUR INVESTMENT.  ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE BUFFERED PLUS.

MSCI maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the Buffered PLUS to restrict the use of information relating to the calculation of the MSCI Brazil Index prior to its dissemination.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the component securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the MSCI Brazil Index.

June 2008	Page 17